Exhibit 99.1

For Immediate Release	For More Information Contact: Jim Graham, (910) 641-0044

Waccamaw Bankshares Reports Record Profits

Whiteville, NC — January 21, 2004 — Waccamaw Bankshares (NASDAQ Symbol: WBNK), the Whiteville based community financial holding company and parent of Waccamaw Bank reports that net income for the year ending December 31, 2003 was $2,006,783. This was a 29% increase over earnings for 2002 and is equal to $1.09 per share compared with $.85 per share in 2002. Total assets for the corporation were $193,206,943, a 20% increase over the previous year.

Waccamaw Bankshares President and CEO Jim Graham said, “Despite the economic difficulties within our region in 2003 we were able to obtain, not only record earnings, but we crossed the $2 million milestone in earnings for the year. The low interest rate environment continues to create challenges for our net interest margins and our level of non-interest income continues to be one of the significant factors in our earnings improvement. Mr. Graham went on to say, “Our approach to operating a progressive community bank in a safe and sound manner has served to improve our asset quality during the course of the year and our position as a market leader continues to strengthen. The greatest factor in the Bank’s success is a dedicated and energetic staff that works every day to serve the needs of our community.”

Chairman Michael K. Jones stated, “Our Board of Directors is focused on achieving the Bank’s full potential for growth and fulfilling the vision that our Stockholders established at the Bank’s inception six years ago. Our optimism for the future continues and we would like to thank the communities we serve for the support they have given our institution. This is a responsibility which we do not take lightly and is greatly appreciated.”

Waccamaw Bankshares, through its affiliate Waccamaw Bank, operates banking offices in Whiteville, Tabor City, Chadbourn, Shallotte, and Holden Beach. Investment services are offered through Waccamaw Financial Services, which is a full service brokerage and insurance subsidiary with the primary offices housed in the Whiteville Main Office. Waccamaw Bank also offers mortgage services through its offices in Shallotte and Whiteville. Waccamaw Bankshares owns an interest in Sidus Financial, LLC which, in addition to supporting Waccamaw Bank, offers mortgage services to other community banks in North Carolina, South Carolina and Virginia. For more information, call (910) 641-0044, or go to www.waccamawbank.com.